Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 6, 2004, in the Registration Statement (Form S-1) and related Prospectus of IntraBiotics Pharmaceuticals, Inc. for the registration of 3,000,000 shares of its common stock.

/s/ Ernst & Young LLP
Palo Alto, California
April 12, 2004